CODE OF ETHICS
OF CRYOPORT SYSTEMS, INC.
For Principal Executive Officer and Senior Financial Officers

This Code of Ethics for Principal Executive Officer and Senior Financial Officers (the "Code") of CryoPort Systems, Inc. (the "Company") applies to the Company's principal executive officer, principal financial officer, principal accounting officer (or controller if there is no principal accounting officer) or persons performing similar functions designated by the Company's Board of Directors (the "Board") (collectively, the "Senior Officers"). Its purposes is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Company's financial records and the preparation of financial statements filed with the Securities and Exchange Commission. The Senior Officers must conduct themselves in accordance with the principles and responsibilities set forth in this Code. The obligations of this Code supplement, but do not replace, the Corporate Code of Conduct applicable to all employees, including Senior Officers.

Each of the Officers shall:

1. The Senior Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operations of policies and procedures, including the Corporate Code of Conduct, that encourage and reward professional integrity in all aspects of our financial and business organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from our financial organization or Company. The Senior Officers will demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout our finance and business organization.

2. The Senior Officers, especially the Senior Financial Officers, are responsible for full, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of each Senior Financial Officer to promptly bring to the attention of the Chief Executive Officer and the Board, or Disclosure Committee if there is one, any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise to assist the Chief Executive Officer and Board, or Disclosure Committee if there is one, in fulfilling their responsibility as specified in the Company's policies, Disclosure Committee Charter if there is one, and procedures regarding financial reporting and disclosure.

3. Each Senior Officer shall promptly bring to the attention to the Chief Executive Officer and Board, or Disclosure Committee if there is one, and the Audit Committee any information he or she may have concerning (a) significant

deficiencies in the design or operations of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data, and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

4. Each Senior Officer shall promptly bring to the attention of the General Counsel and the Audit Committee any information he or she may have concerning any violation of the Company's Corporate Code of Conduct or this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosure or internal controls.

5. Each Senior Officer shall promptly bring to the attention of the General Counsel and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

6. The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Corporate Code of Conduct or this Code of Ethics by the Senior Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Corporate Code of Conduct and this Code of Ethics, and shall include written notices to the individual involved that the Board has determined that there has been a violation. Such notice shall also include if appropriate, censure by the Board, demotion and/or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), or termination of the individual's employment. In determining what action is appropriate in a particular case, the Board, or such designee, shall take into account all relevant information, including the nature and severity of the violation; whether the violation was a single occurrence or repeated occurrences; whether the violation appears to have been intentional or inadvertent; whether the individual in question had been advised prior to the violation as to the proper course of action; and whether or not the individual in question had committed other violations in the past.